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                                                                  Exhibit 99.1

Peter Farwell
Vice President
Corporate Relations
(617) 232-8200                           FOR IMMEDIATE RELEASE


               HARCOURT GENERAL TO RECORD FOURTH QUARTER CHARGE
               ------------------------------------------------
                   RELATED TO GC COMPANIES LEASE OBLIGATIONS
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     CHESTNUT HILL, MA., October 11, 2000 ---- Harcourt General, Inc.

(NYSE:H) announced today that the Company expects to record a one-time charge of approximately $100 million, net of taxes, in its fourth quarter ending

October 31, 2000, to cover lease liabilities arising from the bankruptcy reorganization filed today by GC Companies, Inc. (NYSE:GCX), the movie theatre exhibition business that it spun-off to shareholders in 1993.

     Harcourt General said that the charge, which would amount to about $1.38 per share, should be sufficient to cover costs associated with any liability on theatre leases which were guaranteed prior to the spin-off of GC

Companies.

     Harcourt General, a leading global multiple-media publisher, provides educational, training and assessment products and services to classroom,

corporate, professional and consumer markets.  In June, Harcourt General announced that it had retained Goldman, Sachs & Co. to explore a range of strategic alternatives to enhance shareholder value, including the possible sale of the Company.





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